FOR IMMEDIATE RELEASE	CONTACT:	Gary Hallgren, CEO
(214) 440-5202
www.remotedynamics.com

Series B Note Holder Agrees to Convert Debt to Common Stock

Plano, Texas, September 9th, 2009 – Remote Dynamics, Inc., (OTCBB:RMTD) a leading provider of GPS fleet management solutions, today announced that a holder of its Series B Notes agreed to convert $1,688,032 of principal obligations due under the notes and all warrants held by the note holder into 18,756,355,556 shares of the Company’s common stock.  This conversion represents an issuance price of $.00009 per share.   The conversion will occur following stockholder approval of an increase in the number of our authorized shares.

“We are pleased with the continued progress we have made reducing our Series A and Series B debt obligations.” commented Gary Hallgren, CEO of Remote Dynamics.  “As of December 31, 2008, our combined Series A and B Note balances totaled $10,780,336.  We have made substantial progress in 2009 by reducing these debt balances by 28%.  Year to date in 2009, we have issued 6,402,645,880 shares of common stock as partial principal payments on the Series A Notes in satisfaction of $924,112 of obligations due under the notes.  Additionally, during the same period, we issued 3,255,173,554 shares of common stock as partial payments on the Series B Notes in satisfaction of $429,404 of obligations due under the notes.

After consummating this conversion, we will have reduced our Series A and Series B Notes by $3,041,548 during 2009 leaving a remaining balance of Series A and B Notes totaling $7,738,788.  We expect to issue additional shares of our common stock in payment of amounts due under the notes during the remainder of 2009 and thereafter.”

About Remote Dynamics, Inc.:  Remote Dynamics, Inc. markets, sells and supports a state-of-the-art asset tracking and fleet management solution that contributes to higher customer revenues, enhanced operator efficiency and improved cost control. Combining the technologies of the global positioning system (GPS) and wireless communications, the company's solution improves our customers' operating efficiencies through real-time status information, exception-based reporting, and historical analysis. The company is based in Plano, Texas. More information about Remote Dynamics is available online at www.remotedynamics.com.